Exhibit 10(v).1

BORDEN CHEMICAL, INC.

2005 MANAGEMENT INCENTIVE PLAN

Equity Participants

Eligibility

Associates are selected annually for participation in the Borden Chemical Management Incentive Plan based on scope of responsibility and contribution. Participants are senior level contributors with a strategic business focus.

2005 Target Incentive and Allocation

Each participant will have a target incentive opportunity stated as a percentage of base salary. As an example,

Salary: $100,000

Target Incentive: 20%

Target Incentive Award: $20,000

The target incentive award will be comprised of the following components:

•	70% allocated to financial performance

•	30% allocated to a participant’s performance on incentive goals

The 70% allocated to financial performance will be distributed among a combination that includes BCI Global, Business Group (e.g. Forest Products) and specific business units or regions (e.g. Resins NA). Participants will have a minimum of 20% of their incentive tied to the BCI Global performance. The remaining 50% will be tied to the appropriate business unit measure(s). An example of a distribution would be:

	Financial Allocation			Incentive Goals	Total
	BCI Global	Forest Products	Resins NA
% of Target Award	20%	25%	25%	30%	100%
Example	$4,000	$5,000	$5,000	$6,000	$20,000

The 50% target allocation for specific business units or regions may be allocated to a maximum of three business units with a minimum allocation of 15% to any one business unit.

Each business unit or region financial measure will have a minimum, target and maximum established for 2005. If the minimum financial performance is not achieved, then no payment will be made for that unit or region. The relationship of financial performance to incentive payments is as follows:

•	When minimum financial performance is attained, 50% of the target incentive award allocated to that unit will be paid

•	When target financial performance is attained, the financial award will be 100% of target incentive award allocated to that unit

•	When maximum financial performance is attained, the financial award will be 200% of target incentive award allocated to that unit

For financial performance achieved between minimum and target or between target and maximum, the incentive award will be determined on a prorata basis.

When the financial performance of the unit is sufficient to generate an incentive payment, then a goals pool will be established for the unit and a participant is eligible to receive a payment based on the manager’s assessment of individual performance of goals. The total payment for goals of all participants in a specific unit will not exceed the established goals pool. The maximum award under the plan for any one participant is 100% of the Target Incentive Award.

For example, if BCI achieves target financial performance but the unit is below minimum performance, the participant will receive a payment for the portion of the target incentive award allocated to BCI but no unit or individual goals payment will be made.

Financial Performance Metrics

Borden Chemical’s Management Incentive Plan is designed to link rewards with critical financial metrics for the purpose of promoting leadership actions that are most beneficial to the Company’s short- and long-term value creation. Managing cash and investments is critical for BCI to continue to meet obligations and generate investor value.

The EBITDA measure reflects the total business unit performance including expenses related to the sales, production and delivery of products to customers. The ROGI measure reflects the optimum asset utilization of the business compared to target and management’s effective use of investment money. For purposes of the incentive plan, EBITDA and ROGI are calculated as follows:

•	EBITDA: Earnings Before Interest, Taxes, Depreciation and Amortization excluding restructuring and gain/losses from the sale of businesses as approved by the Board

• ROGI:	EBIT[1] x (1 – Tax Rate) + Depreciation + Amortization[2]
Total Assets [3] – Total Liabilities [4]

[1]	Excluding restructuring costs and gain/losses from the sale of businesses
[2]	Excluding other post employment benefit amortizations
[3]	Total Assets excluding cash, investments in subsidiaries and accumulated depreciation
[4]	Total Liabilities excluding debt and intracompany accounts

In 2005, the business units listed below will use both EBITDA and ROGI as financial measures:

• Borden Chemical - Global • Forest Products – North America • Resins - North America • Formaldehyde – North America • Specialty Resins – North America • Oilfield	• Australia • Malaysia • Latin America • Brazil Consumer • Brazil Resins • Europe

The following sample matrix illustrates the relationship of EBITDA and ROGI financial performance for BCI Global to the 2005 incentive payment. Each business unit that has an EBITDA and ROGI combination will have a similar matrix.

BCI Global

ROGI	% Of Target Achieved	Percentage of Target Paid
20.0%	115%	117%	133%	150%	167%	184%	200%
19.3%	110%	100%	117%	133%	150%	167%	184%
18.5%	105%	88%	100%	117%	133%	150%	167%
17.8%	100%	75%	88%	100%	117%	133%	150%
17.0%	95%	63%	75%	88%	100%	117%	133%
16.2%	90%	50%	63%	75%	88%	100%	117%
		90%	95%	100%	105%	110%	115%
		$164,610	$173,755	$182,900	$192,045	$201,190	$210,335
		EBITDA Target

When the 2005 audited financial results are available the financial award will be determined by first comparing the actual EBITDA with the plan. When the actual results are between two of the numbers shown, the award percentage is calculated using a proportional increase or decrease. Once the actual EBITDA column is calculated, then a similar process will be used to determine the ROGI row on the matrix, again using a proportional increase or decrease when actual results are between two of the numbers shown.

The business units listed below will have EBITDA only as their financial measure:

• Specialty Resins - Global • Resins - Global • Formaldehyde – Global • Phenol Formaldehyde • Urea Formaldehyde • Wax • Wood Adhesives • UV Coatings	• Industrial Resins • Electronics • Laminates & Melamine Derivatives • Nonwovens • UK • France • Fentak • China

Each business unit that has EBITDA only as the financial measure will use the following relationship between financial performance and incentive payment.

	Minimum	Target	Maximum
% of EBITDA Target	90%	100%	115%
% of Financial Award	50%	100%	200%

For actual performance between the points above, the financial incentive award will be calculated using a proportional increase.

Incentive Goals

At the end of the year a pool will be established for payment of goals in relationship to the overall financial achievement of the business unit. Minimum financial performance must be achieved in order for the unit to establish a pool to pay individual goals. The participant and the manager will meet to discuss the participant’s performance of the incentive goals. The participant may receive an incentive payment for goals performance based on the relative individual contribution as to other participants. The total goals payments for the unit will not exceed the established pool.

CALCULATION EXAMPLE

Example Assumptions

Salary $100,000

Target Incentive 20%

Target Incentive Award $20,000

The allocation of target incentive award is as follows:

	Financial Performance			Incentive Goals	Total
	BCI Global	Forest Products	Resins NA
% of Target Award	20%	25%	25%	30%	100%
Example	$4,000	$5,000	$5,000	$6,000	$20,000

After the calendar year ends and the financial audits are completed, EBITDA and ROGI will be calculated for each financial target. Assessment of performance compared to the incentive goals will be completed by each participant’s manager.

The Financial Award

The participant’s financial award payment will be determined using the actual financial performance of the combination of BCI Global and Business Group(s) and/or region. Each has its own EBITDA & ROGI matrix.

Assume the following 2005 actual financial performance and resulting incentive payments based on the matrix on page 3:

	EBITDA% Achieved	ROGI % Achieved	Incentive Payment%
BCI Global	95%	90%	63%
Forest Products	95%	95%	75%
Resins NA	100%	95%	88%

Financial award calculation:

	BCI Global	Forest Products	Resins- NA	Total Financial
Incentive Target	$4,000	$5,000	$5,000	$14,000
% Payment from Table	63%	75%	88%
Award Payment	$2,520	$3,750	$4,400	$10,670

At the end of the year, a Plan participant and the manager will meet to discuss the participant’s performance of the incentive goals.

The manager will use the participant’s feedback, as well as input from peers to determine the overall effectiveness of the participant’s performance. In addition, leadership judgment will be applied to determine the degree to which the participant’s efforts and initiative contributed to the Company’s overall success.

The participants will receive a relative portion of the goal pool based on individual contribution compared to other participants.

For the purpose of this example assume:

All goals were met and the manager recommends an award of 100% of the goal target. Since the Resins business unit did not achieve 100%, the goals award will be adjusted to 88% to be consistent with the established pool.

Target for incentive goals @ 30%:	$6,000
Goals payment @ 88% Award:	$5,280

Total incentive award:
Financial award	$10,670
Goals award	$5,280

Total Award	$15,950

If you have any questions about the incentive plan please contact your manager or human resources representative.

Borden Chemical Inc.,

2005 Administrative Guidelines

For Incentive Plans

1.	Base Salary for Bonus Calculations

The December 31, 2005 annual base salary will be used to calculate an incentive award.

2.	Eligibility

To be eligible to receive an award under an incentive plan, you must be an active associate as of the date payments are made (typically by mid April). Exceptions to this requirement are detailed below under items 4.

3.	New Hires, Transfers, or Promotions during the Incentive Period

For new hires or participants added to a plan in the first through third quarters, the bonus will be calculated on a pro-rated basis from the date of hire, but only in whole months. Associates hired in the fourth quarter are not eligible for participation in the plan.

For promotions and transfers, the bonus will be prorated from the date of promotion or transfer in whole months. For promotions, this pro-ration will also apply to changes in target incentive percentage and changes in goals.

For all pro-rations under this item, effective dates as of the first through the fifteenth of the month will count the full month. Effective dates as of the sixteenth through the last day of the month will not include that month in the pro-ration calculation.

4.	Death or Disability During the Incentive Period.

The incentive earned as of the date of death will be paid, on a pro-rated basis, to the estate of the participant at the same time payments are made to active associates.

Disabilities of 30 days or less will not have an impact on the participant’s ability to continue to be eligible for an incentive.

If a disability lasts more than 30 days then the incentive will be earned only for the period worked. The period worked will be determined on a pro-rated basis up until the date of disability and from the date of return to work. The pro-ration will operate in whole months where the first through the fifteenth as the date of disability will not count the month and the sixteenth through the end of the month as the date of disability will count the month; and where the first through the fifteenth as the date of return to work will count the month and the sixteenth through the end of the month as the date of return to work will not count the month. Incentive payments will be made at the same time as they are made to active associates.

5.	Adding Participants to an Incentive Plan

The criteria for participation in an incentive plan will be based on both similar job classifications as the list of current participants in this program and a responsibility level commensurate with the participant’s ability to influence goal outcomes.

Participation in a local incentive plan requires the approval of the appropriate department, regional or business Vice-President and the Vice-President, Human Resources. Participation in the Management Incentive Plan requires the approval of the CEO of BCI and the Compensation Committee of Board of Directors of Borden Chemical, Inc.

6.	Timing of payments

Bonus awards will be paid as quickly as possible after all final approvals are received. Financial results will need to be finalized as appropriate by Borden Chemical Inc. and the independent auditors before bonuses can be calculated. The financial results and recommended payments must be submitted to the Borden Chemical Inc. Compensation Committee for review and approval prior to payments being made.

7.	Benefits

Incentive payments made to associates who are active at the time of payment will be considered benefits eligible for purposes of U.S. retirement plans. In other countries, local regulations will prevail.

8.	Financial Adjustments

Actual financial results as reported on a GAAP basis will be utilized for incentive award calculations with the following exceptions:

•	Special situations, such as a provision for the sale or closing of a plant or business, may be proposed for exclusion if the proposal is presented when the charge is taken. Exclusions will need to be approved by the Borden Chemical Inc. Board of Directors

•	Accounting policy changes dictated by the U.S. Securities and Exchange Commission (SEC), and the U.S. Financial Accountings Standards Board (FASB) or the Borden Chemical, Inc. Chief Financial Officer, may be proposed for exclusion if the proposal is presented when the change is made. Exclusions will need to be approved by the Borden Chemical, Inc. Board of Directors.

•	If earnings were achieved in ways that are considered undesirable (such as reducing budgeted advertising expenditures where this would hurt the business), an adjustment may be made at the discretion of the Borden Chemical, Inc. Board of Directors.

9.	Incentive Goals

Participation in a 2005 incentive plan is conditional on a participant’s performance incentive goals being entered in the incentive section of the IMPACT database.

10.	Falling Short on the Incentive Goals

The Company believes that a participant’s effort towards the attainment of the incentive goals is a critical factor of an incentive plan. As such, if a plan participant is deemed not to have made the necessary effort towards the attainment of the incentive goals, the Company reserves the right to modify any incentive award generated by the financial results.

11.	All Incentive Plan Payments Subject to Discretion

Notwithstanding the attainment of financial results, or part or all of the goals, all awards under the Plan are subject to the approval of the Borden Chemical, Inc. Board of Directors.

12.	Integrity and Honesty

Borden Chemical values its reputation for integrity and honesty. Achieving business results at the expense of violation of the law, regulations, or business ethics or allowing individuals under your supervision to behave in this manner is never in the best interest of the Company. Accordingly, if ethical or honesty standards of behavior are violated or if any such behavior of personnel under your supervision is knowingly condoned, any award earned under an incentive plan, is subject to forfeiture.

Additionally, in the event that an action is initiated by a State, Federal or other regulatory agency or court which reflects unfavorably upon Borden Chemical or its products because of action or lack thereof on the part of a plan participant (or an area of responsibility), all or part of the award is subject to forfeiture. All incentive plan payments are subject to discretion. Notwithstanding the attainment of financial results or part or all of performance objectives, all awards under the incentive plan are subject to the approval of the CEO and the Borden Chemical Inc. Board of Directors. The company reserves the right to end or amend this plan at any time.